EXHIBIT 10.1

REDEMPTION AGREEMENT

This agreement is made as of January 30, 2007 between Denali Sciences, Inc., a Delaware corporation (“Denali”) and the holders of common stock in Denali set forth on Schedule A hereto (collectively, the “Sellers”).

The Sellers desire to sell to Denali, and Denali desires to re-purchase from each Seller, the amount of shares of Denali common stock set forth on Schedule A opposite their names (the “Shares”) according to the terms set forth herein.

The parties therefore agree as follows:

1. Sale of the Shares. Subject to the terms of this agreement, and in reliance upon the representations, warranties, and covenants contained in this agreement, the Sellers shall sell the Shares to Denali, and Denali shall re-purchase the Shares from the Sellers, for an aggregate amount equal to $125,000 less Denali liabilities as of the effective date of the merger between Velcera Pharmaceuticals, Inc. (“Velcera”) and Denali Acquisition Corp., Denali’s wholly-owned subsidiary (“MergerCo”) (the “Merger”), multiplied by the percent of outstanding shares of Denali common stock held by parties to this agreement (the “Purchase Price”). Each Seller shall be entitled to his, her, or its pro rata share of the Purchase Price.

2. Closing.

(a) The purchase and sale of the Shares shall take place at a closing (the “Closing”), to occur immediately following the closing of the Merger. The parties hereto shall have no obligation to complete the Closing in the event the Merger is not consummated.

(b) At the Closing:

(i) The Sellers shall deliver to Denali certificates representing the Shares, duly endorsed in form for transfer to Denali.

(ii) Denali shall pay to each Seller such Seller’s pro rata share of the Purchase Price for the Shares.

(iii) At any time or from time to time after the date hereof, at Denali’s request and without further consideration, the Sellers shall execute and deliver to Denali such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as Denali may deem necessary, desirable or helpful in order to more effectively transfer, convey and assign to Denali, and to confirm Denali’s title to, the Shares, and to otherwise carry out the purposes of this agreement.

3. Representations of Sellers. Each Seller, severally, and not jointly, hereby represents to Denali as follows:

a. Each Seller is the sole record and beneficial owner of the Shares owned by such Seller free and clear of any and all liens, pledges, security interests, options, claims, charges, restrictions or encumbrances of any kind or nature (“Encumbrances”) and upon the delivery of the Shares, Denali will receive good and marketable title to the Shares free and clear of all Encumbrances.

b. The execution and delivery of this agreement and the consummation of the transactions contemplated hereby will not conflict with or result in a breach of any terms or constitute a default under any agreement or undertaking of Seller.

c. To each Seller’s knowledge, the Shares are not the subject of any litigation or injunction. Seller has full power and authority and capacity to transfer the Shares.

d. No third party consent, approval or notification for which Seller is responsible is necessary for Seller to effect the transactions contemplated by this agreement.

e. Seller has had an opportunity to review Denali’s most recent financial statements, its corporate records, and the merger agreement related to the Merger. Seller further acknowledges to having had the opportunity to ask questions of and receive answers from Denali’s officers regarding any matters material to Seller’s decision to enter into this agreement.

f. Seller has been encouraged to and has had the opportunity to review the merits of the sale of the Shares with tax and legal counsel and financial advisors as deemed appropriate.

g. Seller either alone, or with the assistance of tax counsel, legal counsel, or other financial advisors, has such knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of selling the Shares.

h. Seller has read this agreement in its entirety and is familiar with and acknowledges all of the provisions of this agreement including Denali’s representations.

4. Representations of Denali. Denali hereby represents to Sellers as follows:

a. Denali has full power and authority to enter into this agreement and to perform its obligations hereunder.

b. The execution, delivery and performance of this agreement by Denali and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action, and no other corporate proceedings are necessary to authorize the execution and delivery of this agreement.

c. Denali is duly organized, validly existing and in good standing under the laws of the State of Delaware. Denali has full power and authority to execute and deliver this Agreement and to perform its obligations under this agreement. This agreement constitutes the valid and legally binding obligation of Denali, enforceable in accordance with its terms, subject as to enforcement to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally, to the exercise of judicial discretion as to the availability of equitable remedies such as specific performance and injunction.

d. To Denali’s knowledge, there are no actions, claims or other matters pending or threatened against or affecting Denali in respect of the transactions contemplated hereby.

5. Waiver and Release. Each Seller, on behalf of itself, himself, or herself, Seller’s affiliates, predecessors, successors, and assigns (all of the foregoing, including Seller, the “Seller Parties”) hereby forever, fully, and unconditionally releases and discharges Denali from any and all obligations, offsets, actions, suits, debts, sums of money, contracts, covenants, agreements, promises, legal rights, claims, counterclaims, causes of action, demands, damages, costs, compensation, liabilities, losses and expenses of any nature or of any kind, whether known or unknown, asserted or unasserted, liquidated or unliquidated, absolute or contingent, accrued or non-accrued, which any of the Seller Parties ever had, now have, hereinafter may have or claim to have, whether grounded in law or equity, in contract or in tort, by statute or otherwise against Denali or its directors or officers by reason of any matter whatsoever (collectively, the “Released Claims”); provided, however, that the Released Claims shall not include any damages, liabilities, claims or causes of action arising out of a breach of this agreement by Denali.

6. Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by facsimile, by overnight delivery service for next business day delivery, or by registered or certified mail (return receipt requested), in each case with delivery charges prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

If to Denali:	Denali Sciences, Inc. c/o Paramount BioCapital Investments, LLC 787 Seventh Avenue, 48th Floor New York, New York 10019 Attn: Timothy Hofer Facsimile: (212) 554-4355

If to Sellers:	At each Sellers address as reflected in Denali’s records.

All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered, when received; if delivered by registered or certified mail (return receipt requested), when receipt acknowledged; or if sent by facsimile, on the day of transmission or, if that day is not a business day, on the next business day; and the next business day delivery after being timely delivered to a recognized overnight delivery service.

(b) Termination. Any party hereto may terminate this agreement if the Closing has not occurred on or before April 15, 2007 by providing notice as set forth above. In the event a Seller terminates this agreement, the termination will only be effective with respect to that terminating Seller and not the other Sellers.

(c) Severability. If any term, provision, covenant or restriction in this agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this agreement and to preserve each party’s anticipated benefits under this agreement.

(d) Amendment. This agreement may not be amended or modified except by an instrument in writing approved by the parties to this agreement and signed on behalf of each of the parties hereto.

(e) Waiver. Any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party hereto or (ii) waive compliance with any of the agreements of the other party or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. Any such extension or waiver shall only be effective if made in writing and duly executed by the party giving such extension or waiver.

(f) Entire Agreement; Assignment. This agreement: (i) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; and (ii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

(g) Counterparts. This agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. Signatures delivered by facsimile and other electronic means of transmission shall be valid and binding to the same extent as original signatures.

(h) Third Party Beneficiaries. Each party hereto intends that this agreement, except as expressly provided herein, shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

(i) Governing Law. This agreement is governed by the internal laws of the State of Delaware without regard to such state’s principles of conflicts of laws that would defer to the substantive laws of another jurisdiction.

(j) Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this agreement must, to the extent such courts will accept such jurisdiction, be brought against any of the parties in the courts of the State of Delaware, or, if it has or can acquire jurisdiction, in the United States District Court for the District of Delaware, and each of the parties consents to the jurisdiction of those courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any such action or proceeding may be served by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 6(a). Nothing in this Section 6(j) however, affects the right of any party to serve legal process in any other manner permitted by law.

Signatures appear on next page

The parties hereto are signing this redemption agreement as of the date first above written.

DENALI SCIENCES, INC.

By:	/s/ Timothy M. Hofer
Name: Timothy Hofer
Title: Sole Director

SELLERS

Denali Stockholders, Names Omitted.